EXHIBIT 10.24

          Summary of Principal Terms of Employment of Patrick E. Phelan



Effective November 7, 2005, the Company hired Patrick E. Phelan to serve as Executive Vice President and Chief Financial Officer of North Bay Bancorp (the "Company"). Mr. Phelan received a signing bonus of $10,000. The initial base salary for Mr. Phelan is $175,000 per year. The Company also granted him incentive stock options for 5,000 shares of the Company's common stock.

Mr. Phelan also participates in the following benefits:

     o Group medical and dental insurance effective the first day of the month following date of hire;

     o Group term life insurance and group disability insurance, effective the first day of the month following date of hire;

     o Participation in the Bank's profit sharing and 401(k) plans, for which you will be eligible the first of the month following 90-days of employment;

     o Paid Catastrophic leave (CAT) in accordance with the Company's policies as described in the Employee Handbook;

     o Five weeks Paid Time Off (PTO) per year, accrued on a pro-rata basis beginning the first day of the month following date of hire;

     o Flexible benefits plan (or "cafeteria plan") effective the first day of the month following date of hire.